UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2010

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2010, we entered into an agreement, or the Amendment Agreement, to amend that certain Investor Rights Agreement, dated as of April 3, 2009, or the Rights Agreement, by and among us and the accredited investors and members of management who purchased our securities in the private placement of our securities previously described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2009, or the Prior Report.

The Amendment Agreement amends the Rights Agreement to defer the Investors’ right to designate five members of the Company’s board of directors until May 1, 2010, or such later date as determined by the holders of at least a majority-in-interest of the Company’s registrable securities pursuant to the Rights Agreement.

The foregoing description of the Amendment Agreement is not complete and is qualified in its entirety by reference to the full text of the Amendment Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 31, 2010, we received a deficiency letter from the Listing Qualifications Department, or the Staff, of The NASDAQ Stock Market notifying us that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(a)(2), or the Rule.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we have been given 180 calendar days, or until September 27, 2010, to regain compliance with the Rule. If, at any time before September 27, 2010, the bid price for our common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(A), the Staff will provide written notification to us that we comply with the Rule. If we do not regain compliance with the Rule by September 27, 2010, but meet The NASDAQ Capital Market initial inclusion criteria set forth in Listing Rule 5505, except for the $1.00 per share bid price requirement, we will be granted an additional 180 calendar day compliance period.

If we do not regain compliance with the Rule by September 27, 2010 and are not eligible for an additional compliance period at that time, the Staff will provide written notification to us that our common stock may be delisted. At that time, we may appeal the Staff’s delisting determination to a NASDAQ Listing Qualifications Panel, or the Panel. We would remain listed pending the Panel’s decision. There can be no assurance that, if we do appeal the delisting determination by the Staff to the Panel, that such appeal would be successful.

A copy of the press release disclosing receipt of the NASDAQ deficiency letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2010, our board of directors approved the amendment and restatement of our 2009 Bonus Program, or the Bonus Program, which was initially adopted by our board on May 8, 2009, as previously described in our Current Report on Form 8-K filed with the SEC on May 14, 2009, or the Second Prior Report.

The Bonus Program extends the end date of the period covered by the Bonus Program from March 31, 2010 to April 30, 2010 and provides that raising net proceeds of a specified amount through a financing or corporate transaction on or before March 31, 2010 is no longer a threshold corporate objective. However, if our cash balance does not equal or exceed a specified amount on or before July 31, 2010 as a result of proceeds from one or more transactions deemed to be aligned with the value-creating objectives of the Bonus Program, or the Cash Bonus Threshold, no cash bonuses will be earned under the Bonus Program regardless of whether the corporate objectives and/or individual objectives are deemed to be achieved by the compensation committee of the board of directors. The compensation committee of the board of directors shall determine in its sole discretion whether the Cash Balance Threshold has been achieved.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Fourth Agreement Regarding Private Placement of Securities of Sunesis Pharmaceuticals, Inc., dated as of March 29, 2010, by and among the Company and the investors identified on the signature pages thereto.

10.2	Amended and Restated Sunesis Pharmaceuticals, Inc. 2009 Bonus Program.

99.1	Press Release, dated April 1, 2010, entitled “Sunesis Pharmaceuticals Receives NASDAQ Notification.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: April 2, 2010	By:	/s/ Daniel N. Swisher, Jr.
Daniel N. Swisher, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fourth Agreement Regarding Private Placement of Securities of Sunesis Pharmaceuticals, Inc., dated as of March 29, 2010, by and among the Company and the investors identified on the signature pages thereto.

10.2	Amended and Restated Sunesis Pharmaceuticals, Inc. 2009 Bonus Program.

99.1	Press Release, dated April 1, 2010, entitled “Sunesis Pharmaceuticals Receives NASDAQ Notification.”